FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 19, 2005
KAISER ALUMINUM CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	1-9447 (Commission File Number)	94-3030279 (I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 19, 2005, Kaiser Aluminum Corporation (the “Company”), its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation (“KACC”), and George T. Haymaker, Jr. completed an extension of Mr. Haymaker’s agreement concerning his service as a director and non-executive Chairman of the Boards of the Company and KACC. The financial terms of the extension are the same as those under his prior contract and are disclosed in the Company’s Annual Report on Form 1 0-K for the year ended December 31. 2004. The extension runs from January 1, 2006 through the earlier of March 31, 2006 or the effective date of the Company’s and KACC’s emergence from Chapter 11.
Item 1.03 Bankruptcy or Receivership
On December 20, 2005, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) overseeing the Company’s Chapter 11 case confirmed the previously filed plans that would liquidate four commodity subsidiaries (subject to certain modifications). Pursuant to the Bankruptcy Court’s order, the four liquidating commodity subsidiaries are authorized to make partial cash distributions to certain of their creditors, while reserving sufficient amounts for future distributions until the Bankruptcy Court resolves certain outstanding disputes among the creditors of these subsidiaries (more fully discussed below) and for the payment of administrative and priority claims and trust expenses. As more fully described below, if the four liquidating commodity subsidiaries are able to implement the plans during 2005, it would likely reduce the Company’s income tax liability in respect of 2005.
The four affected subsidiaries are Alpart Jamaica Inc. (“AJI”) and Kaiser Jamaica Inc. (“KJC”), which had owned the Company’s interests in an alumina refinery in Jamaica that were sold in July 2004, and Kaiser Alumina Australia Corporation (“KAAC”) and Kaiser Finance Corporation (“KFC”), which had owned the Company’s interests in respect of an alumina refinery in Australia that were sold in April 2005. AJI, KJC, KAAC and KFC are hereinafter collectively referred to as the Liquidating Subsidiaries. Information regarding the AJI/KJC liquidating plan and the KAAC/KFC liquidating plan (collectively the “Liquidating Plans”) is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 (the “September Form 10-Q”). Information regarding the Liquidating Plans and related disclosure statements are also posted in the Restructuring section of the Company’s web site at www.kaiseraluminum.com.
The Bankruptcy Court’s ruling does not resolve a dispute between the holders of the Company’s Senior Notes and the holders of the Company’s Senior Subordinated Notes (more fully described in the September Form 10-Q) regarding their respective entitlement to certain of the proceeds from sale of interests by the Liquidating Subsidiaries (the “Senior Note-Subordinated Note Dispute”). However, as a result of the Bankruptcy Court’s approval, all restricted cash or other assets held on behalf of or the Liquidating Subsidiaries will be transferred to a trustee in accordance with the terms of the Liquidating Plans. The trustee will then be authorized to make partial cash distributions after setting aside sufficient reserves for amounts subject to the Senior Note-Subordinate Note Dispute (approximately $213.0 million) and for the payment of administrative and priority claims and trust expenses (approximately $40.0 million). After such reserves, the partial distribution is expected to total approximately $430.0 million of which, pursuant to the Liquidating Plans, approximately $196.0 million will be paid to the Pension Benefit Guaranty Corporation (“PBGC”) and $202.0 million amount will be paid to the indenture trustees for the Company’s Senior Notes for subsequent distribution to the holders of the Senior Notes. Of the remaining partial distribution approximately $21.0 million will be paid to KACC, the Company’s principal operating subsidiary, and $11.0 million will be paid to the PBGC on behalf of KACC. All distributions, including future distributions, under the Liquidating Plans will be made to holders of claims as of the close of business on December 20, 2005. Initial, partial distributions are expected to be made in late December 2005, although no assurances can be provided as to the actual timing of those distributions.
In connection with the effectiveness of the Liquidating Plans, once the Liquidating Subsidiaries have paid the cash and other assets to the trustee, the Liquidating Subsidiaries will be deemed to be dissolved and they will take the actions necessary to dissolve or otherwise terminate their corporate existence.
As also disclosed in the September Form 10-Q, the Company believes that it would likely have to pay approximately $8.5 million of Alternative Minimum Tax (“AMT”) in respect of 2005 as a result of the 2005 gain on sale of its interest in and related to the Australian alumina refinery. However, as further disclosed in the September Form 10-Q, if the Company’s plan of reorganization and/or the Liquidating Plans were approved and implemented during 2005, certain tax attributes would likely be available to reduce the 2005 AMT. Assuming that the Company is able to implement the Bankruptcy Court’s ruling, for which there can be no assurances, the Company currently estimates that it would reduce the likely 2005 AMT amount by approximately $4.0 million. The Company believes that any AMT amounts ultimately owed in respect of 2005 will be reimbursed to the company from the funds reserved in respect of the Liquidating Plans, pursuant to the Intercompany Agreement with creditors.
The Bankruptcy Court’s ruling does not in any way affect the Company’s plan of reorganization, which has been overwhelmingly accepted by the Company’s creditors, and for which confirmation hearings are to be held on January 9, 2006 and January 10, 2006.
A copy of the press release announcing the Bankruptcy Court’s decision is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Copies of the modifications to the Liquidating Plans are attached hereto as Exhibits 2.1 through 2.8 and are incorporated herein by reference.
Item 8.01 Other Events
Bankruptcy Court Ruling on Senior Note — Subordinated Note Dispute
On December 22, 2005, the Bankruptcy Court issued its written decision on the Senior Note — Subordinated Note Dispute, ruling that the claims of holders of Senior Subordinated Notes against the Liquidating Subsidiaries are contractually subordinated to the claims of holders of the Senior Notes against the Liquidating Subsidiaries. There is no dispute as to the relative priority of the claims of the Senior Notes and the Senior Subordinated Notes against KACC, because holders of the Senior Subordinated Notes have acknowledged that their claims against KACC are contractually subordinated. As a result of the Bankruptcy Court’s ruling, which is subject to appeal, holders of the Senior Subordinated Notes will receive no distributions under the Liquidating Plans. While the ruling is consistent with the Company’s belief as expressed in the September Form 10-Q and prior filings, the Company believes that the holders of the Senior Subordinated Notes are likely to appeal the Bankruptcy Court’s ruling and seek a stay of the ruling pending their appeal. No assurances can be provided on the ultimate outcome of either of these matters. Pursuant to the Bankruptcy Court’s December 20, 2005 order confirming the Liquidating Plans, the decision on the Senior Note—Subordinated Note Dispute is stayed for 10 days, or, if a motion to stay the decision pending appeal is filed, until the conclusion of argument on the stay motion, which is scheduled for January 10, 2006. Also, based on the confirmation order in respect of the Liquidating Plans, reserves of approximately $213.0 million will be maintained by the trustee until the decision on the Senior Note—Subordinated Note Dispute becomes effective, which will occur upon the expiration of any stay irrespective of whether an appeal is pending.
Additional Conditional Settlements with Insurers
As previously disclosed in a Current Report on Form 8-K dated November 29, 2005, the Company has entered into certain conditional settlement agreements with insurers under which the insurers agreed (in aggregate) to pay approximately $362.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $443.0 million. As disclosed in that Form 8-K, Bankruptcy Court approval had been obtained in respect of conditional agreements pursuant to which the insurers agreed (in aggregate) to pay approximately $208.0 million in respect of substantially all coverage under policies having a combined face value of approximately $257.0 million. The Company received Bankruptcy Court approval for the additional conditional settlements in December 2005.
The Company has also disclosed that additional conditional insurance settlements were possible. During December 2005, the Company entered into additional conditional insurance settlement agreements with an insurer under which the insurer agreed to pay approximately $13.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $16.0 million. The conditional terms and structures of these additional agreements were substantially the same as the disclosed terms of the earlier agreements except that certain of the settlement payments would be made to the applicable personal injury trust over time rather than in a lump sum (for example, assuming, among other things, an emergence in early to mid 2006, annual payments of approximately $2.1 million would be from 2006 through 2011). The additional conditional insurance settlement is subject to Bankruptcy Court approval and, similar to the previous agreements, is null and void if the Company does not emerge from Chapter 11 pursuant to the terms of the Plan. The Company continues to believe that ultimate collection of the approximately $965.0 million of personal injury-related insurance receivables in total is probable, even if the conditional insurance settlements are approved by the Bankruptcy Court and become effective. However, no assurances can be provided that Bankruptcy Court approval will be obtained or that the Plan will become effective.
Negotiations with other insurers continue.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

2.1 Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated February 25, 2005 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the Company, File No 1-9447)

*	2.2 Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated April 7, 2005

*	2.3 Second Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated November 22, 2005

*	2.4 Third Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated December 19, 2005

2.5 Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated February 25, 2005 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the Company, File No 1-9447)

*	2.6 Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated April 7, 2005

*	2.7 Second Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated November 22, 2005

*	2.8 Third Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated December 19, 2005

*	99.1 Press Release dated December 20, 2005

*	Included with this filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
Dated: December 22, 2005	By:	/s/ Daniel D. Maddox
Daniel D. Maddox
Vice President and Controller

EXHIBIT INDEX

Exhibit 2.1	Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated February 25, 2005 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the Company, File No 1-9447)

Exhibit 2.2	Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser `Jamaica Corporation, dated April 7, 2005*

Exhibit 2.3	Second Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated November 22, 2005*

Exhibit 2.4	Third Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, dated December 19, 2005*

Exhibit 2.5	Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated February 25, 2005 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the Company, File No 1-9447)

Exhibit 2.6	Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated April 7, 2005*

Exhibit 2.7	Second Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated November 22, 2005*

Exhibit 2.8	Third Modification to the Third Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, dated December 19, 2005*

Exhibit 99.1	Press Release dated December 20, 2005*

*	Included with this filing.